Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (the “First Amendment”) is made and entered into on this the 31st day of March, 2008, among COLA RESOURCES LLC, a Delaware limited liability company (the “Seller”), and CEP MID-CONTINENT LLC, a Delaware limited liability company (“Buyer,” and together with Seller, the “Parties”).

Seller and Buyer entered into an Agreement for Purchase and Sale dated February 19, 2008 (the “Original PSA”), pursuant to which Seller agreed to sell and convey to Buyer and Buyer agreed to acquire certain Properties more particularly described therein. Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Original PSA.

The Parties desire to amend and affirm certain terms of the Original PSA as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller and Buyer agree as follows:

1. Exhibits. Exhibit 1.1 to the Original PSA is amended in its entirety and replaced with the corresponding Exhibit 1.1 attached hereto as Annex I.

2. Consent: Seller agrees to use commercially reasonable efforts (but at no cost or expense to Seller) to obtain, within ten (10) Business Days after Closing, the written consent to assignment of the lessor under the oil and gas lease described below (the “Required Consent”)::

Oil and Gas Lease dated December 18, 2003 by and between Sugarberry Oil & Gas Corporation and Katy Pipeline and Production Corporation, as Lessor, and OGM LAND COMPANY, Ltd., as Lessee, and recorded in Book 1063, Page 661, Hughes County, Oklahoma (the “Affected Lease”).

If Seller is unable to obtain such Required Consent within ten (10) Business Days after Closing, then Buyer shall have the option, but not the obligation, to reassign to Seller its interest in the Affected Lease and the related Wellbores (the “Reassigned Wellbores”), such reassignment to be made free and clear of all liens, claims and encumbrances arising by, through or under Buyer, and, in such event, the Purchase Price shall be adjusted downward by the aggregate Allocated Values of the Reassigned Wellbores.

3. Reaffirmation. Purchaser and Seller hereby ratify and affirm the terms and conditions of the Original PSA, as amended by this First Amendment, and covenant and agree that the Original PSA, as amended by this First Amendment, sets forth the entire agreement and understanding of the Parties in respect of the transactions contemplated thereby.

4. Ratification and Choice of Law. This First Amendment shall be governed and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

5. Multiple Counterparts. This First Amendment may be executed in any number of identical counterparts, each of which for all purposes is to be deemed an original, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this First Amendment in the presence of the other parties to this First Amendment. This First Amendment is effective upon delivery of one executed counterpart from each party to the other parties. In proving this First Amendment, a party must produce or account only for the executed counterpart of the party to be charged.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO FIRST AMENDMENT – PAGE 1 OF 2]

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this First Amendment as of the date set forth above.

BUYER:

CEP MID-CONTINENT LLC, a Delaware limited liability company

By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT– PAGE 2 OF 2]

SELLER:

COLA RESOURCES LLC a Delaware limited liability company

By:	CEU CoLa LLC,
a Delaware limited liability company, as Sole Manager

By:	/s/ Martin Hunter
Martin Hunter
Vice President for Tax and Treasury